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Writer's Direct Dial:    219/455-5135
Telefax Number:          219/455-3018



September 2, 1998

VIA EDGAR



The Lincoln National Life Insurance Company
1300 South Clinton Street
P.O. Box 1110
Fort Wayne, IN 46801


Re:  Lincoln Life Variable Annuity Account N
     (Delaware Lincoln Choice Plus)
     (File Nos. 333-40937; 811-08517)

Ladies and Gentlemen:

I have made such examination of law and have examined such records and documents as I have deemed necessary to render the opinion expressed below.

I am of the opinion that upon acceptance by Lincoln National Variable Annuity Account N (the "Account"), a segregated account of The Lincoln National Life Insurance Company (Lincoln Life), of contributions from a person pursuant to an annuity contract issued in accordance with the prospectus contained in the registration statement on Form N-4, and upon compliance with applicable law, such person will have a legally issued interest in his or her individual account with the Account, and the securities issued will represent binding obligations of Lincoln Life.

I consent to the filing of this Opinion as an exhibit to the Account's Pre-Effective Amendment No. 1 to the Registration Statement on Form N-4.

Sincerely,

/s/ Jeremy Sachs

Jeremy Sachs
Senior Counsel